                                                                   Exhibit 10.99






                                FIRST AMENDMENT

                                     TO THE

                      CONTRIBUTION AND EXCHANGE AGREEMENT

                                      AMONG

                              THE MK CONTRIBUTORS,

                                THE MK ENTITIES,

                            THE PATRIOT CONTRIBUTORS,

                              THE PATRIOT ENTITIES,

                  PATRIOT AMERICAN MANAGMENT AND LEASING CORP.,

                                CALI REALTY, L.P.

                                       AND

                             CALI REALTY CORPORATION



                         Dated as of: December 11, 1997

                                FIRST AMENDMENT
                                     TO THE
                       CONTRIBUTION AND EXCHANGE AGREEMENT



     THIS FIRST AMENDMENT TO THE CONTRIBUTION AND EXCHANGE AGREEMENT (this " FIRST AMENDMENT") made as of this 11th day of December, 1997 by and among the MK Contributors, the MK Entities, the Patriot Contributors, the Patriot Entities, and Patriot American Management and Leasing Corporation ("PAM"); (the MK Contributors and the Patriot Contributors shall collectively be referred to as the "MACK CONTRIBUTORS" and each individually a "MACK CONTRIBUTOR"); (the MK Entities and the Patriot Entities shall collectively be referred to as the "MACK ENTITIES" and each individually a "MACK ENTITY"); (the Mack Contributors and the Mack Entities shall collectively be referred to as "MACK") and CALI REALTY, L.P., a Delaware limited partnership ("CRLP") and CALI REALTY CORPORATION, a Maryland corporation ("CALI").


                               W I T N E S S E T H

     WHEREAS, MACK, CRLP and Cali have entered into a certain Contribution and Exchange Agreement dated September 18, 1997 (the "Original Agreement", which as amended by this First Amendment, shall hereinafter be referred to as the "AGREEMENT"), whereby MACK has agreed (i) to contribute certain properties, ground leases and/or one-hundred (100%) percent of its partnership, limited liability company and/or other ownership interests in and to certain Mack Entities to CRLP or, at CRLP's direction, to an entity (1) owned by (a) CRLP,
(b) Cali and/or (c) Cali's one-hundred (100%) percent owned subsidiaries, and
(ii) to cause certain key executives of MACK to become part of the management of Cali;

WHEREAS, MACK, CRLP and Cali have agreed that the Original Agreement is to be amended in accordance with the terms and conditions set forth herein;

WHEREAS, all capitalized terms used in this First Amendment and not otherwise defined herein shall have the meaning ascribed to such terms in the Original Agreement, as amended hereby.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree as follows:


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


1.   PROPERTY.
          1.1 Based upon the results of due diligence undertaken to date and other developments with respect to the Property,

               (a) the property commonly known as Biltmore Plaza or Western Plaza, located at 6001 N. 24th, Phoenix, Arizona, and which is referenced in
Schedule 1.1(a)(i) to the Original Agreement under the Patriot American Properties as "No. 3" (the "BILTMORE PROPERTY"), is, pursuant to Section 3.4(b) of the Original Agreement, hereby eliminated from the transaction and deemed a Partner Property, subject to all of the provisions of the Original Agreement applicable thereto, including but not limited to Section 3.4(d) of the Original Agreement, whereby the Biltmore Property may become a Resolved Property and thereby subject to the Put/Call Provisions;

               (b) the property commonly known as Mack Murray Hill, located at 890 Mountain Avenue, New Providence, New Jersey, and which is referenced in
Schedule 1.1(a)(i) to the Original Agreement under the Mack Properties (the "MURRAY HILL PROPERTY"), is hereby deleted from Schedule 1.1(a)(ii) to the Original Agreement to reflect that the Murray Hill Property is not subject to a ground lease; and

               (c) (i) unless a ruling is obtained prior to Closing from the United States Internal Revenue Service (the "IRS") to the effect that Cali's voting interest in a maintenance association constitutes "real estate assets" within the meaning of Section 856(c)(6)(B) for purposes of Section 856(c)(5)(A) of the Internal Revenue Code of 1986, as amended (the "CODE") and the Treasury regulations promulgated thereunder, and that said voting interest will not be considered "voting securities" for purposes of Section 856(c)(5)(B) of the Code, then the property commonly known as Patriot Westage Center, located at 300 South Lake Drive, Fishkill, New York, and which is referenced in Schedule 1.1(a)(i) to the Original Agreement under the Patriot American Properties as "No. 23" (the "FISHKILL PROPERTY") shall be leased to CRLP pursuant to a ninety-nine (99) year ground lease (the "FISHKILL GROUND LEASE"), in the form annexed hereto as
Exhibit 1.1(c). In the event that a favorable ruling with respect to the foregoing issues is obtained from the IRS prior to the Closing Date, then this
Section 1.1(c) of this First Amendment shall be void AB INITIO, and of no further force and effect, and the Fishkill Property shall be contributed to CRLP, Cali or any of its subsidiaries or affiliates as originally contemplated by the Original Agreement.

               (ii) Section 1.3 of the Original Agreement is hereby amended by deleting the words "at Closing" at the end of the first paragraph of Section 1.3 and adding in its place the words "or Ground Lease at Closing".

               (iii) Section 5.3 of the Original Agreement is hereby amended by adding the words "or Ground Lease" at the end of the first sentence.

               (iv) The Fishkill Ground Lease is not intended, in any way, to limit, curtail or restrict CRLP's rights under the Agreement. In the event of any conflict between the terms and conditions of the Fishkill Ground Lease and the Agreement, the terms and conditions of the Agreement shall govern.
2.   EXCHANGE CONSIDERATION ADJUSTMENT.

          2.1 To reflect, among other things, the elimination of the Biltmore Property and certain increases in value including the additional value attributable to increased management potential which Cali will be able to realize upon the acquisition of the Exchange Property, the Exchange Consideration shall be adjusted as follows, notwithstanding the terms and provisions of Section 2.6(b) of the Agreement to the contrary:

               (a) the total Exchange Consideration shall be one billion one hundred forty-four million seventy-nine thousand and twelve dollars ($1,144,079,012.00), plus the Warrants, consisting of the following combination:

--------------------------------------------------------------------------------
TYPE OF CONSIDERATION                   AMOUNT                     DETAILS
--------------------------------------------------------------------------------
Cash:                          $468,958,000.00
--------------------------------------------------------------------------------
Common Units:                  $125,128,012.00            3,972,318 Units
--------------------------------------------------------------------------------
Series A Preferred Units:       $27,132,153.00     27,132 Preferred Units
--------------------------------------------------------------------------------
Series B Preferred Units:      $223,123,847.00    223,124 Preferred Units
--------------------------------------------------------------------------------
Mortgage Debt Amount:          $299,737,000.00
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Warrants:                                              2,000,000 Warrants
--------------------------------------------------------------------------------

3.   EARNOUT/CONTINGENT UNITS.

          3.1 (a) The property commonly known as Mack Centre IV, located at South 61 Paramus Road, Paramus, New Jersey, and which is referenced in Schedule 1.1(a)(i) to the Original Agreement under the Mack properties (the "MACK CENTRE IV PROPERTY"), the property commonly known as Mack Woodbridge II, located at 581 Main Street, Woodbridge, New Jersey, and which is referenced in Schedule 1.1(a)(i) to the Original Agreement under the Mack properties (the "WOODBRIDGE PROPERTY"), the property commonly known as Mack Plymouth Meeting, located at 1150 Plymouth Meeting Mall, Plymouth Meeting, Pennsylvania, and which is referenced in Schedule 1.1(a)(i) to the Original Agreement under the Mack properties (the "PLYMOUTH MEETING PROPERTY"), the Murray Hill Property, the property commonly known as Patriot Monticello, located at 3100 Monticello, Dallas, Texas, and which is referenced in Schedule 1.1(a)(i) to the Original Agreement under the Patriot American properties as "No. 12" (the "MONTICELLO PROPERTY"), and the property commonly known as the Phelan Building, located at 760 Market Street, San Francisco, California, and which is referenced in
Schedule 1.1(a)(i) to the Original Agreement under the Patriot American properties as "No. 13" (the "PHELAN PROPERTY") currently have unleased square footage (the "UNLEASED SPACE") in the respective amounts per Earnout Property (defined below) shown in Column A on Schedule 3.1(a) annexed hereto. Hereinafter, the Mack Centre IV Property, the Woodbridge Property, the Plymouth Meeting Property, and the Murray Hill Property shall be cumulatively referred to as the "MACK EARNOUT PROPERTIES", and the Monticello Property and Phelan Property shall be cumulatively referred to as the "PATRIOT EARNOUT PROPERTIES"; cumulatively, the Mack Earnout Properties and the Patriot Earnout Properties shall hereinafter be referred to as the "EARNOUT PROPERTIES" or individually as an "EARNOUT PROPERTY". The aggregate assumed annual base rent (the "ASSUMED UNLEASED RENT") attributed by the parties to the Unleased Space in each Earnout Property is shown in Column C on Schedule 3.1(a) (annexed hereto). It shall be the sole responsibility of MACK to lease the Unleased Space, and if the actual aggregate annual base rent from new leases for the Unleased Space (the "EARNOUT RENT") entered into prior to Closing is less than the Assumed Unleased Rent for any particular Earnout Property, then, at Closing, Cali shall issue to MACK either, or all of the following: (i) contingent Common Units ("CONTINGENT COMMON UNITS") in place of the Common Units shown in Column D of Schedule 3.1(a) (annexed hereto), otherwise allocable to the Unleased Space for each Earnout Property, or (ii) contingent Series A Preferred Units ("CONTINGENT SERIES A PREFERRED UNITS") in place of the Series A Preferred Units shown in Column G of Schedule 3.1(a) (annexed hereto) otherwise allocable to the Unleased Space for each Earnout Property, or (iii) Contingent Series B Preferred Units ("CONTINGENT SERIES B PREFERRED UNITS") in place of the Series B Preferred Units shown in Column F of Schedule 3.1(a) (annexed hereto) otherwise allocable to the Unleased Space for each Earnout Property, all in accordance with the formula set forth on Schedule 3.1(a)-A (hereinafter, the Contingent Common Units, the Contingent Series A Preferred Units and the Contingent Series B Preferred Units shall collectively be referred to as the "CONTINGENT UNITS").

               (b) For the purposes of this First Amendment, the Earnout Rent shall be equal to the lesser of the annual base rent for the first year of any lease for the Unleased Space, or the average annual base rent over the term of said lease.

               (c) (i) Rents from new leases for the Unleased Space within each Earnout Property shall qualify as Earnout Rent for the purposes of triggering the redemption of Contingent Units for Common Units and/or Preferred Units, as applicable, if (i) the new lease satisfies the minimum criteria set forth on Schedule 3.1(c) annexed hereto, (ii) the tenant has commenced paying the first month's rent under said new lease, and (iii) the new lease term has commenced (the "REDEMPTION STANDARD"). The redemption of Contingent Units for Common Units and/or Preferred Units, as is applicable, shall automatically occur once the Redemption Standard has been met (the "REDEMPTION DATE"), in such amounts as earned and on a pro-rata basis amongst all of the Unit Holders and Preferred Unit Holders holding Contingent Units.

                    (ii) Subject to the provisions of clause (c)(iii) below, the Common or Preferred Units issued upon the redemption of Contingent Units pursuant to this Section 3 shall be entitled to all of the rights attributable to said units including, without limitation, voting and distribution rights, as of the Redemption Date. In any given calendar quarter in which Contingent Units are redeemed for Common Units or Preferred Units, as applicable, such Common Units and Preferred Units shall receive distributions on a pro-rata basis based upon the number of days contained in said calendar quarter between the Redemption Date (including the Redemption Date) and the subsequent Partnership Record Date.

                    (iii) The Contingent Units shall be subject to the same restrictions, set forth in the Original Agreement, as the Common Units and/or Preferred Units into which they are redeemable, and notwithstanding that the Contingent Units shall not be redeemed until after Closing, for purposes of calculation of the Holding Period only, the Holding Period for the Common Units and/or Preferred Units received pursuant to the redemption of the Contingent Units shall be deemed to commence on the Closing Date.

          3.2 (a) For the period commencing immediately after the Closing and ending two (2) years after the Closing (the "INITIAL REDEMPTION PERIOD"), the Contingent Units allocated to any particular Earnout Property shall be redeemable for Common Units and/or Preferred Units, as applicable, in accordance with this Section 3 and the formula set forth on Schedule 3.2(a) (annexed hereto).

               (b) If new leases for the balance of the Unleased Space are not entered into on or before the last day of the Initial Redemption Period, Cali, at its option, shall either (i) extend (the "EXTENSION OPTION") the Initial Redemption Period for an additional two (2) years (the "EXTENDED REDEMPTION PERIOD"), or (ii) unless the parties otherwise agree on the value for the Unleased Space, cause the Unleased Space to be appraised and issue Common Units and/or Preferred Units, as applicable, in redemption of Contingent Units based upon the appraised value of the balance of the Unleased Space ("APPRAISED VALUE") in accordance with the formula set forth on Schedule 3.2(b) (annexed hereto).

               (c) The appraisal shall be conducted, and the Appraised Value agreed upon, in accordance with the arbitration procedures set forth in Schedule 3.2(c) (annexed hereto).

               (d) In the event that Cali elects its Extension Option and there is Unleased Space remaining at the end of the Extended Redemption Period, Cali shall redeem Contingent Units and grant MACK Common Units and/or Preferred Units, as applicable, at the end of the Extended Redemption Period in accordance with Sections 3.2(b)(ii) and 3.2(c) of this First Amendment.

          3.3 The Contingent Units, if any, issued at Closing shall be represented by certificates duly issued by CRLP, but shall not be entitled to any economic, voting or other rights under the OP Agreement unless and until they are redeemed for Common Units and/or Preferred Units, as applicable, pursuant to the terms and conditions of this First Amendment.

          3.4 Notwithstanding the foregoing formulas, Earnout Rent shall be determined separately for the Mack Earnout Properties and the Patriot Earnout Properties (each such group of properties being hereinafter referred to as a "PORTFOLIO"), and over-achievement in one Earnout Property within a Portfolio may be used to counter-balance under-achievement in another Earnout Property within that particular Portfolio. Over-achievement within one Portfolio will not counterbalance under-achievement in the other Portfolio.

          3.5 Under no circumstances shall MACK ever have the ability to redeem Contingent Units for more than the maximum number of Common Units set forth in Column D of Schedule 3.1(a) (annexed hereto) and/or Preferred Units set forth in Column F or G of Schedule 3.1(a) (annexed hereto), on a Portfolio-by-Portfolio basis.

          3.6 With respect to the Patriot Earnout Properties, the Earnout Rent will first be applied to the redemption of the Contingent Preferred Units (pro rata between the Contingent Series A Preferred and the Contingent Series B Preferred), and then, after all of the Contingent Preferred Units have been redeemed, to the redemption of the Contingent Common Units.

4.   AMENDMENTS TO SCHEDULES.

          4.1 The following Schedules (the "AMENDED SCHEDULES") to the Original Agreement are hereby amended as set forth in Schedule 4.1 (annexed hereto) to reflect the adjustments which are required in order to conform said Schedules to the matters agreed upon in this First Amendment:

          AMENDED SCHEDULES        CONTENT OF SCHEDULE
          -----------------        -------------------

          Schedule 2.1             Allocated Property Values
          Schedule 7.1(m)          Threshold Amount
          Schedule 5.1(f)          Pro Forma Rent Roll
          Schedule 26.2(v)         Mack Significant Interest Attribution Rules

               The Amended Schedules annexed hereto as Schedule 4.1 hereby replace and supersede the Schedules bearing those numbers annexed to the Original Agreement, which are hereby deemed null and void.

          4.2 The parties acknowledge that the Threshold Amount, as set forth in the amended Schedule 7.1(m) (which is annexed hereto as part of Schedule 4.1), has been met.

5.   CONTINGENT LIABILITIES.

          5.1 The Mack Contributors acknowledge that they are, and shall remain after Closing, responsible for all obligations related to, arising out of or resulting from that certain agreement as amended (the "TRIWEST AGREEMENT") between TriWest Associates, L.P. ("TRIWEST"), William L. Mack, Saundra Mann, John H. Daniels and Paul A. Nussbaum (collectively, with TriWest, the "TRIWEST GROUP") and Western Pacific Associates, L.P. ("WPA") dated December 3, 1992 with respect to the property commonly known as TriWest Plaza, located at 3030 LBJ Freeway, Dallas, Texas, and which is referenced in Schedule 1.1(a)(i) to the Original Agreement under the Patriot American Properties as "No. 22" (the "TRIWEST PROPERTY"), and recorded at Book 92253, page 9493 (the "TRIWEST RECORDING") in the Dallas


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

County Clerk's Office on December 31, 1992, as amended and restated by that certain Amended and Restated Agreement by and among the TriWest Group, WPA and Western Pacific Consulting, Inc. ("WPC"), as assignee of a part of the interest of WPA, and TriWest Land Investors (the "TRIWEST INVESTORS", and together with the TriWest Group, WPA and WPC, hereinafter being collectively referred to as the "TRIWEST PARTIES") dated March 18, 1994, as amended by that certain First Amendment to Amended and Restated Agreement by and among the TriWest Parties dated July 31, 1995 and that certain Second Amendment to Amended and Restated Agreement by and among the TriWest Parties dated December 22, 1995.

          5.2 If the TriWest Recording has not been released of record as of the Closing, the parties hereby agree that the TriWest Recording shall thereafter be released by the earlier to occur of (i) sixty (60) days after written notice delivered to the Mack Contributors of CRLP's reasonable determination that the TriWest Recording is materially adversely impacting Cali's efforts to obtain an unsecured debt rating, or CRLP's ability to finance either the TriWest Property or any other property or group of properties which CRLP, Cali or any of its subsidiaries or affiliates shall have an interest in, or (ii) December 31, 2001, (the "RELEASE DATE").

          5.3 In the event that the TriWest Recording shall not be released by the Release Date, then MACK hereby authorizes CRLP to (i) satisfy and obtain the release of the TriWest Recording at the Mack Contributors' sole cost and expense (including but not limited to CRLP's reasonable attorney's fees and expenses), plus the maximum permissible interest rate applicable on the Release Date, effective from the Release Date and payable through the date of reimbursement to CRLP or Cali, and (ii) pursue all of CRLP's rights and remedies which may be available in both law and equity. The remedies afforded CRLP in this Section
5.3 are cumulative, and CRLP's pursuit of either (i) or (ii) above shall in no way preclude CRLP's pursuit of the other. The Mack Contributors' obligations with respect to this Section 5 shall not be subject to the one (1) year survival period in Section 5.3 of the Agreement, the liability "floor" of $1.5 million or the liability "ceiling" of $50 million in Section 5.3 of the Agreement.

6.   PREFERRED UNITS.

          6.1 The Certificate of Designation of Series A Preferred Units and Certificate of Designation of Series B Preferred Units, annexed to the Original Agreement as Exhibits 2.4(a)(i) and 2.4(a)(ii), respectively, are hereby amended (the "AMENDED CERTIFICATES") in the form annexed hereto in Schedule 6.1 to reflect, among other things, that the calculation of the number of issued and outstanding shares of Common Stock and Common Units used in determining Cali's ability to issue Qualifying Preferred Units (as defined in each respective Certificate of Designation) without the consent of holders of the Preferred Units includes the aggregate value of the liquidation preference of any non-convertible preferred stock then outstanding.

          6.2 MACK, at its option, may cause Cali to issue at Closing to MACK or its affiliates, an amount of Preferred Units which would otherwise be designated as Series A Preferred Units as Series B Preferred Units.




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

          6.3 The Amended Certificates annexed hereto as Schedule 6.1 hereby replace and supersede Exhibits 2.4(a)(i) and 2.4(a)(ii) annexed to the Original Agreement, which are hereby deemed null and void.

7.   FORM OF ASSIGNMENT OF CONTRIBUTED INTEREST.

          7.1 Exhibit 10.2(b)(i) to the Original Agreement, form of Assignment of Contributed Interest, is hereby deleted in its entirety, and hereby replaced by a new Exhibit 10.2(b)(i) annexed hereto as Schedule 7.1.

8.   AMENDMENT TO OP AGREEMENT.

          8.1 The parties hereto hereby agree to execute and deliver, as of Closing, the Second Amended and Restated Agreement of Limited Partnership of Mack-Cali Realty, L.P. in the form annexed hereto as Schedule 8.1.

9.   MACK INDEMNITY.

          9.1 The MK Contributors hereby agree to indemnify CRLP and Cali for certain obligations and liabilities more particularly set forth in the Indemnification Agreement (the "MACK INDEMNITY") annexed hereto as Schedule 9.1, which shall be executed as of Closing.

10.  CALI INDEMNITY.

          10.1 CRLP and Cali hereby agree to indemnify the MK Contributors for certain obligations and liabilities more particularly set forth in the Indemnity Agreement (the "CALI INDEMNITY") annexed hereto as Schedule 10.1, which shall be executed as of Closing.

11.  RESTRICTIONS ON THE SALE OF PROPERTY.

          11.1 Section 27.1 of the Original Agreement is hereby amended by deleting the word "or" immediately preceding "(iv)" in the first sentence of
Section 27.1 and by adding the following at the end of the first sentence of
Section 27.1 the following:

"or (v) in connection with a sale or disposition of any Exchange Property which is subject to an option to purchase by a Tenant pursuant to a Lease."

12.  REPRESENTATIONS AND WARRANTIES OF MACK.

          12.1 Section 5.1 of the Original Agreement is hereby amended by adding the following:


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

     "(hh) MACK hereby represents and warrants that it has entered into an unconditional binding agreement to acquire one-hundred percent (100%) of the third-party partnership interest of Nancy Creek, Inc., UBSCO Corporation, Carborundum J.V., and Portfolio U. Holdings Corporation (the "FL PARTNERS") with respect to the Exchange Properties known as Mack Centre I, Mack Centre II, Mack Willowbrook and Mack Saddle River. The FL Partners' partnership interest shall be acquired by MACK at Closing and simultaneously contributed by MACK to CRLP by Assignment of Contributed Interest."

     12.2 Section 5.1(y)(i) of the Original Agreement is hereby amended by substituting for the word "property" the words "Real Property".

13.  CONDITIONS TO CLOSING.

          13.1 Section 12.1 of the Original Agreement is hereby amended by adding the following:

     "(k) CRLP and Cali shall have executed and delivered to MACK the Cali Indemnity."

          13.2 Section 12.1 of the Original Agreement is hereby amended by adding the following:

     "(l) MACK shall have executed and delivered to CRLP and Cali the Mack Indemnity."

          13.3 Section 12.1 of the Original Agreement is hereby amended by adding the following:

     "(m) MACK shall have delivered to CRLP an unconditional commitment letter (provided, however, the commitment letter may contain the condition that the definitive documents evidencing the NY Life Restructuring (defined below) are to be mutually agreed upon by New York Life, the MK Contributors and Mack-Cali Realty, L.P.) executed by New York Life with regard to the restructuring (the "NY LIFE RESTRUCTURING") of the mortgages held by New York Life (the "NEW YORK LIFE MORTGAGES") on the Exchange Properties commonly known as Mack Bridgewater I and Mack Woodbridge II (shown as No.'s 11 and 12 on the Debt Schedule). The parties hereto hereby agree that the executed term sheets annexed hereto as Schedule 13.3

     (the "NYL Term Sheets) fully satisfy the requirements of this Section
     13.3."

14.  CLOSING.

          14.1 Section 10.2(c) of the Original Agreement is hereby amended by revising clauses (xvii) and (xxi) to be read as follows:

     "(xvii) Letter of direction regarding the issuance of the Mack Securities to the Mack Contributors from MACK.", and

     "(xxi) Opinions of counsel from Battle Fowler, LLP, Dollinger and Dollinger, P.C., and Akin, Gump, Strauss, Hauer & Feld, L.L.P. in forms to be mutually agreed upon by the parties."

15. CORPORATE NAME CHANGE; CHANGE IN MANAGEMENT; OTHER ARRANGEMENTS; TRANSFER SECURITIES; NUMBER OF COMMON UNITS.

          15.1 The fourth and fifth sentences of Section 26.2(i) of the Original Agreement are hereby deleted in their entirety and replaced by the following:

          "If any Mack Board Member shall withdraw for any reason, William Mack or if William Mack is not a Board Member, Earle Mack, or if Earle Mack is not a Board Member, Mitchell Hersh (or their respective successors) shall have the right to designate such withdrawing director's replacement on behalf of the Mack Group. William Mack or, if William Mack is not a Board Member, Earle Mack, or if Earle Mack is not a Board member, Mitchell Hersh (or their respective successors), shall have the right to renominate such three (3) members of the Board or replacements selected on behalf of the Mack Group for re-election to the Board when their terms expire so long as Mack's Significant Interest (as defined below) is maintained by the Mack Group."

          15.2 The sixth, seventh and eight sentences of Section 26.2(i) of the Original Agreement are hereby deleted in their entirety and replaced by the following:

          "Three (3) such members of the Board shall be designated by Cali, two(2) of which shall initially be Thomas A. Rizk and John J. Cali (the "CALI BOARD MEMBERS"), and one of which shall initially be Robert Weinberg (the "RM BOARD MEMBER"). John J. Cali shall remain Chairman of the Board. It is understood that if any Cali Board Member shall withdraw for any reason, the remaining Cali

          Board Member (or, his respective successor) shall have the right to designate such withdrawing director's replacement. If the RM Board Member shall withdraw for any reason, Robert Weinberg or Martin Berger (or, their respective successor) shall have the right to designate such withdrawing director's replacement."

          15.3 (a) The first sentence of Section 26.2(vi) of the Original Agreement is hereby deleted in its entirety and replaced by the following:

          "So long as the Mack Group retains Mack's Significant Interest, the Cali Board Members and the RM Board Member shall support the renomination of William Mack, Earle Mack and Mitchell Hersh (and any successor appointed by the Mack Board Members) for successive three-year terms upon the expiration of each three-year term."

               (b) The parties hereto hereby agree that if either John J. Cali, Thomas A. Rizk or Robert Weinberg, or any of them, die, voluntarily resign or otherwise become unable to serve so long as the Mack Group retains the Mack Significant Interest, the Mack Board Members (to the extent any remain) shall support the nomination of the individual selected by the survivors of John J. Cali, Thomas A. Rizk or Robert Weinberg to fill the vacancy created by such death, resignation or inability to serve.

          15.4 The word "Cali" in the second sentence of Section 26.2(vi) of the Original Agreement is hereby deleted and replaced with the words "the Cali Board Members and the RM Board Member".

          15.5 Section 18.5(ii) of the Original Agreement is hereby amended to add the following sentence at the end thereof:

          "Any conflict between the terms of Section 13.1 of the OP Agreement and this Agreement as amended shall be resolved in favor of this Agreement as this Agreement may be amended."

          15.6 After the words "permitted by Section" in the first line of
Section 18.6 of the Agreement, the words "18.4 (ii) and" are hereby added.

          15.7 Section 6.1(1)(ii) of the Original Agreement is hereby deleted and replaced with the following:



          "As of the second business day immediately preceding the date hereof the issued and outstanding Units held by limited partners of

          CRLP consist of 4,090,170 Common Units and no Preferred Units."



16.  ENVIRONMENTAL REMEDIATION AGREEMENT.

          16.1 Pursuant to the terms and conditions of Section 28 of the Original Agreement, CRLP and MACK have agreed, as a result of certain environmental conditions that have been discovered at certain Real Property, which are not material adverse environmental conditions (as such term is described in Section 3.4(a) of the Original Agreement), to correct, investigate, remediate and/or clean up said environmental conditions in accordance with the terms, conditions and provisions of that certain agreement by and among MACK, the MK Contributors, CRLP and Cali which is annexed hereto as
Schedule 16.1, and which is hereby deemed binding and effective upon MACK, the MK Contributors, CRLP and Cali by the signing of this First Amendment.

17.  MORTGAGES.

          17.1 In accordance with Section 2.2 of the Original Agreement, the parties hereto have agreed on which Mortgages CRLP shall be taking title subject to (the "ASSUMED MORTGAGES"). The Assumed Mortgages, and their applicable terms, are more specifically set forth in Schedule 17.1, annexed hereto (the "DEBT SCHEDULE").

          17.2 In order to induce CRLP and Cali to take title subject to the Assumed Mortgage, MACK hereby warrants and represents that the Debt Schedule is true, complete and correct in all material respects. Notwithstanding the foregoing, to the extent that a Mortgagee shall certify in its estoppel certificate as to any matters which are contained in the Debt Schedule, then MACK's representation and warranty made in this Section 17.2 as to such matters shall terminate.

18.  METHOD OF CONTRIBUTION OF PROPERTY.

          18.1 Section 1.3 of the Original Agreement is hereby amended to designate said section as subsection "(a)" and adding a new subsection "(b)" as follows:

          "(b) In the event MACK desires to effectuate the Agreement by having the Mack Entities contribute their Property to CRLP, then to the extent such transfer is effectuated as provided for in Section 1.3(a), such transfers shall be treated for all purposes as a contribution by the Mack Entities of their respective Property and a distribution by the Mack Entity of the Exchange Consideration it receives, from CRLP, to its respective partners or members."


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

19.  ESTOPPELS.

          19.1 The Patriot Contributors hereby acknowledge that certain Estoppel Certificates relating to the Patriot Entities required to be delivered to CRLP and Cali at Closing pursuant to Section 9 of the Original Agreement contain errors with regard to Tenants' options to acquire all or any portion of the Property.

          19.2 The Patriot Contributors hereby represent and warrant that except as set forth in Schedule 5.1 to the Original Agreement, no Tenant, including but not limited to Tetco, Inc., a tenant in the Exchange Property commonly referred to as Tetco Towers, has any option to acquire all or any portion of the Property.

          19.3 The second sentence of Section 5.3 of the Original Agreement shall not apply to Section 19.2 of this First Amendment unless and until the Patriot Contributors deliver to Cali or CRLP a revised Estoppel Certificate which corrects the errors referred to in Section 19.1 of this First Amendment.

20.  POST-CLOSING ITEMS.

          20.1 (a) The MK Contributors hereby covenant and agree that no later than thirty (30) days after Closing, the second Mortgages held by The Mitsubishi Trust and Banking Corporation ("Mitsubishi") relating to the Exchange Properties commonly known as Kemble Plaza I and Kemble Plaza II (shown as No.'s 22 and 23 on the Debt Schedule) shall be completely released, and, as a result, that with regard to the first Mortgages on said properties, that the applicable letters of credit are extinguished, and the escrow requirements are removed.

               (b) The MK Contributors hereby covenant and agree that no later than thirty (30) days after Closing the MK Contributors, at their sole cost and expense, shall obtain from Mitsubishi executed and acknowledged certificates of mortgage reduction, and file said certificates in the applicable recording offices against the Exchange Properties commonly known as Kemble Plaza I and Kemble Plaza II, to reflect the payments in the approximate amounts of: (i) twenty million four-hundred and five thousand dollors ($20,405,000.00) applied towards the Kemble I Mortgage, and (ii) twenty-four million fifty-thousand dollars ($24,050,000.00) applied towards the Kemble II Mortgage, which payments were made at Closing in partial satisfaction of the first Mortgages (shown as No.'s 22 and 23 on the Debt Schedule) held by Mitsubishi on said Exchange Properties.

          20.2 The parties hereto hereby agree, that (i) Mack-Cali shall be responsible for satisfying that portion of the NY Life Restructuring attributable to the "Proposed Reduction", as that term is used in the NYL Term Sheets, in the amount of eight million five-hundred and eight thousand two-hundred and eighty-seven dollars ($8,508,287.00), and nothing else, and (ii) the MK Contributors shall be responsible for satisfying all of the other terms and conditions of the NY Life Restructuring contained in the NYL Term Sheets, including, but not limited to, satisfying all pre-payment penalties, interest rate buy-down fees and legal fees. The parties hereto hereby agree and acknowledge that any rebate, credit, deduction, offset or similar


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

consideration paid or given to the borrower under the NY Life Mortgages as a result of the retroactive interest rate deduction shall accrue entirely to the benefit of Mack-Cali.

          20.3 With respect to the property commonly known as Mack Glendale or Honeywell, located at 5551 West Talavi Blvd., Glendale, AZ, and which is referenced in Schedule 1.1(a)(i) to the Original Agreement under the Mack Properties ("HONEYWELL"), the parties hereto hereby acknowledge (i) Mack Glendale Limited Partnership, the fee owner of Honeywell, has recently acquired fee ownership of an adjacent parcel, described in the preliminary Ticor Title Insurance Company title report annexed hereto as EXHIBIT 20.3-A (the "PARKING PARCEL TITLE POLICY") order number 159717819/PL/VS/md as Lot 4, TALAVI, according to Book 331 of Maps, Page 44, records of Maricopa County, Arizona, which is to be used as a parking lot (the "PARKING PARCEL"), and (ii) that CRLP and Cali have neither inspected nor otherwise investigated the environmental condition or state of title on the Parking Parcel. Notwithstanding (ii) above, CRLP shall take fee ownership of the Parking Parcel at Closing in conjunction with the assignment of partnership interest of Mack Glendale Limited Partnership to CRLP, provided the MK Contributors shall indemnify and hold CRLP and Cali harmless from any and all cost and expenses (including, but not limited to, reasonable attorneys' fees and disbursements) in the event that (A) any material adverse environmental condition is found to exist on the Parking Parcel other than as shown in the Phase I Environmental Report, written by Dames and Moore, and dated September 18, 1997, a copy of which is annexed hereto as EXHIBIT 20.3-B, or (B) any defect in title exists which is not reflected in the Parking Parcel Title Policy. In addition, in the event of (A) or (B) immediately above, Mack Glendale Limited Partnership, CRLP, or its affiliates, successors and assigns, shall have the right, at its sole discretion, to convey by deed transfer to the MK Contributors or their designee, the Parking Parcel, and the MK Contributors hereby agree to accept such transfer (and pay all costs and expenses associated therewith, including, but not limited to, all transfer taxes and recording fees) and thereafter lease back the Parking Parcel to Mack Glendale Limited Partnership, CRLP, or its affiliates, successors and assigns, at a rate of ten dollars per ($10.00) year.

          20.4 The MK Contributors, CRLP and Cali hereby agree that in the event of any dispute or discrepancies as to the post-Closing items set forth in this First Amendment shall be submitted for arbitration in accordance with the provisions set forth in Schedule 3.2(c) annexed hereto.

          20.5 The parties hereto hereby agree to proceed in good faith after Closing to rectify and correct any errors or mistakes with regard to the adjustments made at Closing pursuant to Section 11 of the Original Agreement, including, without limitation, the cost of all tenant improvement obligations and leasing commissions, any receivables and payables, Additional Rents and Taxes.

21.  TENANT IMPROVEMENT, RESTORATION AND OTHER OBLIGATIONS.


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

          21.1 (a) Schedules 5.1(m-l) and (m-2) to the Original Agreement are hereby deleted in their entirety, and replaced with new versions of Schedules 5.1(m-1) and (m-2) annexed hereto as SCHEDULE 20.1-A. In addition, a new
Schedule 5.1(m-3) is hereby added to the Original Agreement, annexed hereto as Schedule 20.1-B.

               (b) Section 11.6 of the Original Agreement is hereby deleted in its entirety, and replaced with the following:

          "At the Closing, CRLP shall be credited with those unpaid leasing commissions, tenant improvement obligations and other capital expenditures related to Exchange Property and deemed "Total Patriot Responsibility" on Schedule 5.1(m-1) annexed hereto, in the amount of $1,295,059.67 (the "PATRIOT IMPROVEMENT OBLIGATIONS COST"), and which are the obligations of MACK. Those unpaid leasing commissions, tenant improvement obligations and other capital expenditures related to Exchange Property and deemed "Total Mack Responsibility" on Schedule 5.1(m-1), in the amount of $5,713,234.62 (the "MACK IMPROVEMENT OBLIGATIONS COST"), and which are the obligations of MACK shall be assumed by CRLP subject to the terms and conditions of Section 13 of this Agreement."

               (c) The last sentence of Section 13.1 is hereby deleted in its entirety and replaced with the following:

          "CRLP shall receive a credit at Closing pursuant to Section 11.6 of this Agreement for the Patriot Improvement Obligations Cost, and the performance and/or satisfaction of the leasing commissions, tenant improvement obligations, capital expenditures and other costs related to the Patriot Improvement Obligations Cost shall be the post-closing obligation of Mack-Cali. CRLP shall not receive a credit at Closing for the Mack Improvement Obligations Cost, nonetheless, except as set forth herein, the performance and/or satisfaction of the leasing commissions, tenant improvement obligations, capital expenditures and other costs related to the Mack Improvement Obligations Cost shall be the post-closing obligation of Mack-Cali; provided, however, that in consideration for CRLP agreeing to forgo a credit at Closing for the Mack Improvement Obligations Cost, the MK Contributors hereby agree to (i) pay directly $2,153,538.97 of such Mack Improvement Obligations
          Cost as set forth on Schedule 5.1(m-3) on or before March 15, 1998, and (ii) repay to CRLP after Closing, the remaining $3,559,695.65 of such Mack Improvement Obligations Cost, in thirty-six (36) equal monthly installments (due and payable on the first day of each month, commencing January 1, 1998), and which shall bear interest at a rate of seven percent (7%) per annum on the remaining balance. Notwithstanding the foregoing, in no event shall CRLP be obligated to expend, at any given time, in order to satisfy the Mack Improvement Obligations Cost, more than the MK

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

          Contributors have, up to that time, re-paid to CRLP, excluding interest. In the event CRLP expends more than the MK Contributors have re-paid, at any given time, then the MK Contributors shall, upon ten (10) days' notice remit to CRLP that amount (not to exceed the unpaid balance of the Mack Improvement Obligations Cost) which CRLP has paid in excess of the amount received from the MK Contributors and the amount of each monthly payment to be made thereafter pursuant to this Section 21(c) shall be re-calculated in accordance with the formula set forth on SCHEDULE 21.1(C)."

          21.2 MACK and the MK Contributors hereby acknowledge and agree that they are responsible for completing the restoration and subsequent build-out of the Phelan Property, in the amounts of (i) five million dollars ($5,000,000.00) for the restoration, and (ii) two million five-hundred thousand dollars ($2,500,000.00) for the subsequent build-outs. MACK and the MK Contributors hereby agree that it shall promptly complete said restoration and build-outs in a manner conforming to other Class A office buildings in San Francisco, California and otherwise acceptable to Mack-Cali.

22.  MISCELLANEOUS.

          22.1 This First Amendment constitutes the entire agreement between the parties and incorporates and supersedes all prior negotiations and discussions between the parties, and, except as modified herein, the Original Agreement shall remain in full force and effect. This First Amendment shall be binding upon and inure solely to the benefit of each party hereto and their successors and assigns, and nothing in the First Amendment express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this First Amendment.

          22.2 This First Amendment cannot be amended, waived or terminated orally, but only by an agreement in writing signed by the party to be charged.

          22.3 This First Amendment shall be interpreted and governed by the laws of the State of New York and shall be binding upon the parties hereto and their respective successors and assigns.

          22.4 The caption headings in this First Amendment are for convenience only and are not intended to be part of this First Amendment and shall not be construed to modify, explain or alter any of the terms, covenants or conditions herein contained.

          22.5 If any term, covenant or condition of this First Amendment is held to be invalid, illegal or unenforceable in any respect, this First Amendment shall be construed without such provision.

          22.6 This First Amendment shall not be effective or binding until such time as it has been executed and delivered by all parties hereto. This First Amendment may be executed by the parties hereto in counterparts, all of which together shall constitute a single agreement.

          22.7 All of the Schedules and Exhibits annexed hereto are, by this reference, incorporated herein.

          22.8 Whenever used herein, the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall be applicable to all genders.



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